Exhibit 99.1

Media Contact:
James Cooke
Commonwealth Creative Associates
(508) 620-6664
jamesc@commcreative.com

CNB Financial Corp. Sustains Asset Growth and Profitability in 2005

Assets Approach $250 Million; Ninth Consecutive Quarter of Profits

Worcester, Mass. — March 8, 2006— CNB Financial Corp., (OTCBB:CFNA) the recently formed parent company for Commonwealth National Bank (Commonwealth), announced increased profits for the three months ended December 31, 2005. This latest milestone also marks the second full calendar year of profitability for the four-year-old bank. The 4th quarter 2005 financial results also denote the ninth consecutive quarter of profits for Commonwealth.

For the full year of 2005, the company had pre-tax income of $1,074,000—more than triple the $256,000 in 2004. The 2005 results include a third quarter tax adjustment of $1.5 million ($0.73 per share) to reverse the previously established valuation allowance for deferred taxes. Commonwealth recorded net income of $2,565,000 or $1.21 per share compared to net income of $286,000 or $0.14 per share during 2004, an improvement of $2.3 million.

Financial highlights for the twelve months ended December 31, 2005 include:

▪	Assets reached $249.4 million at December 31, 2005, an increase of 25% in twelve months.
▪	Loans grew to $180.8 million, up 21% since the end of 2004.
▪	Total deposits now equal $189.5 million, an increase of 21% in twelve months.

For the quarter ended December 31, 2005, highlights include:

▪	Net income for the fourth quarter equaled $326,000 compared to $129,000 in 4th quarter of 2004, a 150% increase.
▪	Earnings per share increased to $0.15 for the fourth calendar quarter compared to $.06 per share during the fourth quarter of 2004.

▪	The fourth quarter’s pre-tax earnings of $401,000 are 37% over the prior quarter and 366% over the level reported for the fourth quarter of 2004.

These results continue the trend of increasing assets and quarterly profits for Commonwealth, which opened for business in December of 2001. “Our bank has made terrific progress in the past year, and we’re very pleased with these levels of growth and profits,” said Commonwealth President and CEO Charles Valade, “It shows we’re delivering on a sound business plan to offer a community-based banking option in Worcester County. People and businesses in the region are responding to a locally-based bank that meets their needs. We are on track to open two new branches in Worcester County this year.”

Scheduled to open in May 2006, Commonwealth’s fifth branch will be located on Grafton Street in Worcester. The bank will open its sixth branch in West Boylston during the summer of 2006.

“By providing quality service, great products, convenient locations, extended hours and local decision-making, we’re making a difference in banking in the region,” Valade added. “Coupled with an experienced team of talented, customer-focused professionals and personalized community-oriented banking, we are setting ourselves apart from the competition. We believe our customers understand and appreciate the difference, and that’s why we have been able to record the successful results that we are announcing today.”

About CNB Financial Corp. and Commonwealth National Bank

Commonwealth National Bank was the first new bank to open in the Worcester area in more than 15 years. Opened in December 2001, Commonwealth offers customers a traditional banking experience with high levels of personalized service, including extended business hours and internet-banking options. Commonwealth currently has branches in Worcester at 33 Waldo Street and 1 West Boylston Street, 564 Main Street, Shrewsbury and 701 Church Street in Northbridge.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.